UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2016
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Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in Charter)
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Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE
As required under the Amended and Restated Credit Agreement, dated August 24, 2010, as amended, among Toys “R” Us Delaware, Inc. (“Toys Delaware”), Bank of America, N.A., as administrative agent and collateral agent, the lenders and other parties thereto, Toys Delaware obtained an appraisal from Cushman & Wakefield on a portfolio of 103 properties, which included 88 ground leased locations and 15 owned locations (including four distribution centers). Cushman & Wakefield performed appraisals estimating the value of such real property based on the premise that the properties are leased at market rent as of the date of value (September 1, 2016). The aggregate appraised value of the real property was estimated at approximately $568 million.
An appraisal is only an estimate of value, as of the date stated in the appraisal. It is subject to various assumptions and limiting conditions and qualifications, any or all of which may have influenced the valuation. Changes since the date of the appraisal, whether in external and market factors or in the property itself can significantly affect the value. As an estimate, the appraisal is not necessarily a measure of realizable value and may not reflect the amount which would be received if the property were sold.
The information contained under Item 7.01 in this Current Report on Form 8-K is being furnished and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: October 24, 2016	By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	Executive Vice President - Chief Financial Officer